Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER OF 2024

Denver, Colorado – August 6, 2024 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) is pleased to announce its second quarter operational results from its Don David Gold Mine (“DDGM”) near Oaxaca, Mexico, and a corporate update on its other activities.

2024 Q2 Highlights include:

●	Produced and sold 2,724 ounces of gold and 234,560 ounces of silver
●	Produced and sold 1,771 tonnes of zinc, 197 tonnes of copper, and 491 tonnes of lead
●	Cash balance of $5.3 million and working capital of $14.3 million at June 30, 2024

“During the quarter our drilling program progressed with positive results that will allow for further expansion of our resources and reserves and lead to a longer mine life that will strengthen our future planning for the company.” stated Allen Palmiere, President and CEO. “We did experience some delays in production due to circumstances beyond our control. Excessive rains during the hurricane season resulted in ore too wet for the mill to handle, and we experienced abnormal work delays due to various social issues resulting from the lead up to the presidential election in Mexico. There were some positive offsets to these issues that included the US Dollar strengthening against the Peso and the metals we produced sold at prices higher than we had budgeted.”

Corporate and Financial:

●	Net loss was $27.7 million or $0.30 per share for the quarter, which was after $16.5 million tax expense due to the valuation allowance recorded during the second quarter of 2024 on the DDGM deferred tax assets, $3.7 million in additional interest on streaming liabilities because of increased gold consensus prices in the second quarter, and $1.2 million of unrealized investment loss on Green Light Metals shares.

Don David Gold Mine:

●	In the second quarter of 2024, DDGM produced and sold a total of 5,625 gold equivalent ounces, comprised of 2,724 gold ounces and 234,560 silver ounces at an average sales price per ounce of $2,465 and $30.49, respectively.
●	During the second quarter, the underground diamond drilling program progressed as planned and on schedule, utilizing two drill rigs generating positive results. Infill drilling continued to upgrade Inferred resources to the Measured and Indicated resource categories, particularly focusing on the recently discovered Three Sisters and Gloria vein systems. Infill drilling during this period continued to identify and give definition to high-grade ore shoots in the Sandy 1 and Sandy 2 veins of the Three Sisters system. Additionally, grade control drilling continued to prove up economic mineralization in veins scheduled for production in both the Arista and Switchback systems.
●	There were no lost time incidents during the quarter, resulting in a “ZERO” year-to-date Lost Time Injury Frequency Rate (“LTIFR”) safety record. Safety at Gold Resource Corporation is paramount. Even with a good track record at DDGM, the Company continues to strive each quarter for improved safety measures, awareness, and training.

2024 Capital and Exploration Investment Summary

		For the six months ended June 30, 2024	2024 full year guidance
		(in thousands)
Sustaining Investments:
Underground Development	Capital	$2,657
Other Sustaining Capital	Capital	851
Infill Drilling	Capitalized Exploration	786
Surface and Underground Exploration Development & Other	Capitalized Exploration	2
Subtotal of Sustaining Investments:		4,296	$8.8 - 11.0 million
Growth Investments:
DDGM growth:
Surface Exploration / Other	Exploration	1,045
Underground Exploration Drilling	Exploration	38
Back Forty growth:
Back Forty Project Optimization & Permitting	Exploration	347
Subtotal of Growth Investments:		1,430	$3.2 - 5.2 million
Total Capital and Exploration:		$5,726	$12.0 - 16.2 million

Trending Highlights

	2023				2024
	Q1	Q2	Q3	Q4	Q1	Q2
Operating Data
Total tonnes milled	117,781	113,510	116,626	111,254	98,889	93,687
Average Grade	-
Gold (g/t)	2.33	1.59	1.52	1.44	1.89	1.27
Silver (g/t)	94	86	73	85	88	102
Copper (%)	0.37	0.37	0.32	0.39	0.37	0.26
Lead (%)	1.73	1.64	1.29	1.39	1.25	1.00
Zinc (%)	3.88	3.72	3.24	2.95	2.82	2.59
Metal production (before payable metal deductions)
Gold (ozs.)	7,171	4,637	4,443	4,077	4,757	2,947
Silver (ozs.)	322,676	289,816	247,159	282,487	251,707	263,023
Copper (tonnes)	336	334	276	341	280	181
Lead (tonnes)	1,559	1,389	1,048	1,072	812	616
Zinc (tonnes)	3,837	3,569	3,223	2,884	2,310	2,020
Metal produced and sold
Gold (ozs.)	6,508	4,287	3,982	3,757	3,557	2,724
Silver (ozs.)	294,815	274,257	208,905	258,252	216,535	234,560
Copper (tonnes)	332	327	245	327	264	197
Lead (tonnes)	1,417	1,317	947	820	667	491
Zinc (tonnes)	3,060	3,141	2,571	2,182	1,682	1,771
Average metal prices realized
Gold ($ per oz.)	$ 1,915	$ 2,010	$ 1,934	$ 1,985	$ 2,094	$ 2,465
Silver ($ per oz.)	$ 23.04	$ 24.93	$ 23.61	$ 23.14	$ 23.29	$ 30.49
Copper ($ per tonne)	$ 9,172	$ 8,397	$ 8,185	$ 8,205	$ 8,546	$ 10,428
Lead ($ per tonne)	$ 2,158	$ 2,153	$ 2,196	$ 2,122	$ 1,977	$2,235
Zinc ($ per tonne)	$ 3,195	$ 2,485	$ 2,195	$ 2,516	$ 2,483	$2,871
Gold equivalent ounces sold
Gold Ounces	6,508	4,287	3,982	3,757	3,557	2,724
Gold Equivalent Ounces from Silver	3,547	3,402	2,550	3,011	2,408	2,901
Total AuEq oz	10,055	7,689	6,532	6,768	5,965	5,625
Financial Data
Total sales, net (in thousands)	$ 31,228	$ 24,807	$ 20,552	$ 21,141	$ 18,702	$20,782
Production Costs (in thousands)	$ 19,850	$ 20,302	$ 18,957	$ 17,034	$ 16,108	$17,768
Production Costs/Tonnes Milled	$ 169	$ 179	$ 163	$ 153	$ 163	$ 190
Operating Cash Flows (in thousands)	$ 1,024	($ 551)	($ 7,475)	$ 1,783	$ 1,482	$(63)
Net loss (in thousands)	($ 1,035)	($ 4,584)	($ 7,341)	($ 3,057)	($ 4,021)	$(27,734)
Loss per share - basic	($ 0.01)	($ 0.05)	($ 0.08)	($ 0.03)	($ 0.05)	$(0.30)

Q2 2024 Conference Call

The Company will host a conference call Wednesday, August 7, 2024, at 10:00 a.m. Mountain Time.

The conference call will be recorded and posted to the Company’s website later in the day following the conclusion of the call. Following prepared remarks, Allen Palmiere, President and Chief Executive Officer, Alberto Reyes, Chief Operating Officer and Chet Holyoak, Chief Financial Officer will host a live question and answer (Q&A) session. There are two ways to join the conference call.

To join the conference via webcast, please click on the following link:

https://onlinexperiences.com/Launch/QReg/ShowUUID=0D108D2F-3118-477B-B61A-9FF14F9AF182

To join the call via telephone, please use the following dial-in details:

Participant Toll Free:	+1 (800) 717-1738
International:	+1 (289) 514-5100
Conference ID:	76141

Please connect to the conference call at least 10 minutes prior to the start time using one of the connection options listed above.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico. Base metals, critical to the United States, are also produced as a by-product. Under the direction of an experienced board and senior leadership team, the company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit GRC’s website, located at www.goldresourcecorp.com and read the company’s Form 10-K for an understanding of the risk factors associated with its business.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by the following words: "may," "might," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "seek," "believe," "estimate," "predict," "potential," "continue," "contemplate," "possible," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. They are not historical facts, nor are they guarantees of future performance. Any express or implied statements contained in this announcement that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements regarding the timing and scope of a process to explore strategic alternatives for the Company, including a potential sale of the Company. It is possible that the Company’s actual results, financial condition, and developments may differ, possibly materially, from the anticipated results, developments, and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. These forward-looking statements are neither promises nor guarantees, but involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation: whether the objectives of the strategic alternative review process will be achieved; the terms, structure, benefits and costs of any strategic transaction; the timing of any transaction and whether any transaction will be consummated at all; the risk that the strategic alternatives review and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and maintain relationships with suppliers, employees, shareholders, and other business relationships, and on its operating results and business generally; the risk the strategic alternatives review could divert the attention and time of the Company’s management; the risk of any unexpected costs or expenses resulting from the review; the risk of any litigation relating to the review; and the risks and uncertainties described in “Item 1A. Risk Factors” in our Annual report on Form 10-K for the year ended December 31, 2023, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

For further information, please contact:

Chet Holyoak

Chief Financial Officer

Chet.holyoak@grc-usa.com

www.GoldResourceCorp.com